Exhibit 10.4

*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 240.24b-2

Appendix 2 to the Research and Manufacturing Agreement

Between

Johnson Matthey Pharma Services and Aeolus Pharmaceuticals

Dated:  February 16, 2011

Proposal #:  AEO-110902-972

Title:  Impurity Isolation and Process Research and Development for AEOL

10150

Preparation Date:  November 15, 2011

PROJECT PROPOSAL

Client:	Aeolus Pharmaceuticals, Inc. 26361 Crown Valley Parkway Suite 150 Mission Viejo, CA 92691

Client Contact:	John McManus, President and CEO

Phone:	949-547-2840
Fax:
E-mail:	john@aolsrx.com

TITLE

Impurity Isolation and Process Research and Development for AEOL 10150

SUMMARY

Aeolus Pharmaceuticals, Inc. (Aeolus) will engage Johnson Matthey Pharma Services (JMPS) to use reasonable commercial efforts to achieve the following objectives:

1.	Impurity Isolation
a.	Isolate key impurities in the API identified as 2318.C (AEOL 10150)
b.	Obtain analytical data for isolated impurities
2.	Process Research and Development
a.	Evaluate current 2318.A to 2318.B process
b.	Evaluate current 2318.B to 2318.C process and non-isolated intermediates
c.	Evaluate isolation of 2318.C
d.	Use of 2318.A material from new process

JMPS has considerable experience providing process research and GMP API manufacture for all development stages including commercial API supply.  Estimated price and timeline are summarized below:

Scope of Work	Service Fee	Est. Direct Expenses	Duration
Task 1 Impurity Isolation - key impurities identified in 2318.C (AEOL 101050) – […***…] FTE months	$[…***…]	$[…***…]	[…***…]
Task 2 Process Research and Development - process from 2318.A porphyrin forward – […***…] FTE months	$[…***…]	$[…***…]	[…***…]

BASIS / ASSUMPTIONS

This proposal is based on information obtained from previous JMPS manufacture of AEOL 10150 and current efforts on behalf of Aeolus at JMPS.  This proposal is based on the following assumptions:

1.	Impurity isolation and process development work will be recorded in laboratory notebooks.
2.
This proposal assumes that all Intermediates and AEOL 10150 are not potent (category 2 out of 4 on the SafeBridge scale) and will not require the use of containment techniques.  If it is later determined that any of the Intermediates or AEOL 10150 are potent then the costs and timelines may be adjusted.

3.	All raw materials are commercially available in quantities necessary to complete this project.
4.	JMPS will use 200 grams of non-GMP AEOL 10150 for Task 1.
5.
The quantity of impurities A-E estimated in 200 grams of non-GMP AEOL is based on area percent ranges of 0.2-0.7% and assumes a similar response factor and molecular weight to the API.  JMPS will target isolation of up to 500 mg of each impurity as is feasible based on the actual isolated yields and amount of available API.

6.
Additional analytical data will be obtained for information only.  JMPS anticipates impurity samples (or enriched mixtures) may be sent for outside testing (mass spectrometry services) as part of the estimate direct expenses for Task 1 (not to exceed $[…***…]).

7.	A new process for manufacture of 2318.C (AEOL 10150) is in development and may or may not result in the generation of impurities A-E in TM-113.258.
8.	JMPS will not be responsible for any freight charges associated with materials sent directly by or at the request of customers.

SCOPE OF WORK

TASK 1:  Impurity Isolation

[…***…]  The impurity isolation will include but is not limited to the following objectives:

1.	JMPS will target the isolation of five key impurities identified as impurities A-E in TM-113.258.
2.
The targeted impurities are observed in historical lots using the current process for manufacture of 2318.C (AEOL 10150).  Isolation of these impurities will help determine the nature of each impurity as process related or degradation products.

3.
JMPS will evaluate whether the impurities can be enriched through non-chromatographic methods to afford crude mixtures enhanced in the desired impurities identified above.  These mixtures would then be subjected to chromatography.

4.
JMPS will evaluate chromatography with a variety of silicas to achieve impurity separation under normal or reverse phase conditions.  This may require some optimization to obtain sufficient separation from other impurities and to obtain markers of a suitable quality.  Fractions will be analyzed with either LCMS or GCMS.

5.
JMPS will perform preparative chromatography using non-GMP AEOL 10150 to afford a sufficient amount of impurities suitable for analytical analysis with additional materials retained as markers.  A mixture of two or more impurities of a known ratio may be used for development purposes if Aeolus and JMPS mutually agree that further attempts at chromatographic separation would result in loss of material without added benefit.

6.	At this time, analysis by HPLC using TM-113.258 will be used to label the isolated materials as supporting markers for analytical development.

Deliverables:
•	Weekly updates
•	Brief summary report

TASK 2:  Process Research and Development

JMPS will undertake process research and development on the formation of 2318.C (AEOL 10150) starting from isolated 2318.A (porphyrin).  […***…]

The process development will include but is not limited to the following objectives:

1.	Evaluate current 2318.A to 2318.B process
a.	Evaluation of the reaction temperature
b.	Evaluation of the reagents for the reaction - specifically the alkylating reagent
c.	Evaluation of different salt forms for isolated 2318.B
2.	Evaluate current 2318.B to 2318.C process chemistry and non-isolated intermediates
a.	Evaluate the effect of different reaction solvents
b.	Evaluate the effect of the oxidation state of the metal salt reagent on the oxidation state of 2318.C
c.	Evaluate the effect of using anhydrous tetrabutylammonium chloride for the introduction of the chloride counter ions
3.	Evaluate isolation of 2318.C
a.	Monitor effect of isolation conditions (i.e. wash solvent, number of washes, etc.) on impurity formation
b.	Evaluate different isolation equipment (filtration by pressure filtration and/or centrifuge)
c.	Further evaluate final drying conditions
4.	Evaluate use of different 2318.A lots obtained from new porphyrin formation process

Deliverables:
•	Weekly updates
•	Brief summary report

STAFFING/COMMUNICATIONS

1.	JMPS will appoint a Project Leader for the work. The Project Leader will manage the activities at JMPS, have responsibility to meet the project objectives, and serve as the primary technical liaison.
2.	JMPS will provide a technical team to support the project. The team composition will be adjusted as needed.
3.
Project updates will be submitted to Aeolus.  Bi-weekly conference calls will be arranged to discuss project results and adjust the project plan.  Meetings between Aeolus and JMPS will be scheduled as needed.

PROJECT SCHEDULE

1.	Firm project scheduling will be established at proposal acceptance. Scheduling is contingent on prevailing staff and equipment availability.
2.	Project communication and coordination will be with one Project Leader.

PRICE & INVOICE SHEDULE

TASK 1:  Impurity isolation is offered on a time and materials basis.  The duration of time to accomplish the scope outlined above is estimated as […***…] FTE months.  Actual time to accomplish stated goals will depend on research results.  The FTE rate is $[…***…]per month and will be rounded to the nearest […***…] FTE’s for invoicing purposes.  Direct Expenses (raw materials, supplies, waste, equipment, outside testing and freight) will be charged additionally for the actual cost incurred plus the […***…]% handling fee.  Outside testing for mass spectrometry services as part of the estimated Direct Expenses are not to exceed $[…***…].

Scope of Work	Service Fee	Est. Direct Expenses
TASK 1: Impurity Isolation	$[…***…]	$[…***…]

TASK 2:  Process research is offered on a time and materials basis.  The duration of time to accomplish the scope outlined above is estimated as […***…] FTE months.  Actual time to accomplish stated goals will depend on research results.  The FTE rate is $[…***…]per month and will be rounded to the nearest […***…] FTE’s for invoicing purposes.  Direct Expenses (raw materials, supplies, waste, equipment, outside testing and freight) will be charged additionally for the actual cost incurred plus the […***…]% handling fee.

Scope of Work	Service Fee	Est. Direct Expenses
TASK 2: Process Research and Development	$[…***…]	$[…***…]

Upon acceptance of this proposal, Aeolus will be invoiced for labor and project direct expenses monthly as incurred.  Invoices are payable within thirty (30) days from the date of issuance.

GENERAL

1.
This statement of work shall be governed by the terms and conditions of that certain Master Services Agreement of February 16, 2011, between Aeolus Pharmaceuticals, Inc. and Johnson Matthey Pharmaceutical Materials, Inc. d/b/a Johnson Matthey Pharma Services.

2.
This proposal is based on a specific scope of work that was developed using the available technical information.  Actual results obtained during project execution may differ from the anticipated results on which the proposal was based.  If a significant difference occurs, JMPS will assess the impact on the scope of work, schedule, and cost, and inform Aeolus.  JMPS and Aeolus will promptly devise and agree to a modified project plan as warranted to ensure that project delays are avoided or minimized.  If these changes result in additional cost, Aeolus must authorize the additional cost in writing prior to implementation using a Scope Change Order.

3.	Aeolus consents to release of Aeolus information or material to outside testing services for the limited purpose of obtaining analytical or other requested tests during the project.
4.
All estimates of cost and timelines listed above are based on previous experience however they may not reflect the actual cost for Aeolus.  Significant process improvements in yield, purification, or material processing may lower the overall required manpower.  Similarly, the assumption is made that the yields, purification, and material processing results from previous campaigns can be maintained for the outlined scope of work and JMPS may re-evaluate the cost basis for manufacture at each stage based on the most recent data.

5.	All work performed is subject to the JMPS Quality System.
6.	JMPS acknowledges Aeolus right to review relevant JMPS standard operating procedures (SOPs) and test methods (TMs).
7.	This proposal is valid for sixty (60) days from the preparation date.

AUTHORIZATION

Appendix 2:  Impurity Isolation and Process Research and Development for AEOL 10150

Proposal #:  AEO-110902-972

The proposed work may be authorized by returning (via facsimile, PDF by email, or standard mail services) a signed copy of the Proposal to:

[…***…]
Johnson Matthey Pharma Services
70 Flagship Drive
North Andover, MA 01845

Phone:                         […***…]
Fax:                              […***…]
E-mail:                         […***…]

For: Johnson Matthey Pharma Services
/s/ Jayachandra Reddy, PhD__________________	Date: February 16, 2011

Jayachandra Reddy, PhD General Manager

By their signature below, Aeolus Pharmaceuticals authorizes Johnson Matthey Pharma Services to perform the work detailed in this proposal subject to the Terms and Conditions of the Research and Manufacturing Agreement.

For: Aeolus Pharmaceuticals, Inc.

/s/ John McManus__________________________	Date: February 16, 2011

John McManus President & CEO